MIDCAP Fund - 10f3

Transactions - Annual 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	McData Corporation	Brocade Communication	Gadzoox Networks
Underwriters

CS First Boston, Deutsche Bank

Securities, Merrill

Lynch, Bear Stearns, Buckingham Research Group, Dain Rauscher, E*Offering, FleetBoston Robertson Stephens, Gerard Klauer Mattison, Invemed, McDonald Investments, Morgan Keegan, Neeham, Stifel Nicolaus, SunTrust Equitable, CE Unterberg Towbin, Wasserstein Perella, Wedbush Morgan, Wit SoundView

		Morgan Stanley, BT Alex Brown, Dain Rauscher Wessels	Credit Suisse First Boston, Hambrecht & Quist, Morgan Keegan & Co., etc., including Deutsche Bank Securities
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	MCDT	BRCD	ZOOX
Is the affiliate a manager or co-manager of offering?	Yes	Yes	No
Name of underwriter or dealer from which purchased	CS First Boston	n/a	n/a
Firm commitment underwriting?	yes	yes	Yes
Trade date/Date of Offering	8/9/2000	5/24/1999	7/19/1999

Total amount of offering sold to QIBs	$ -	$ -	$ -
Total amount of any concurrent public offering	$ 350,000,000	$ 61,750,000	$ 73,500,000
Total	$ 1,291,500,000	$ 61,750,000	$ 73,500,000

Public offering price	$ 28.00	$ 19.00	$ 21.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$1.61 (5.75%)	$1.33 (7%)	$1.47 (7%)

Shares purchased	700	n/a	n/a
Amount of purchase	$ 19,600	n/a	n/a

% of offering purchased by fund	0.006%	n/a	n/a
% of offering purchased by associated funds	0.046%	n/a	n/a
Total (must be less than 25%)	0.052%	n/a	n/a